DISTRIBUTION AGREEMENT

     AGREEMENT made as of [ ], 2010 between ROBECO-SAGE MULTI-STRATEGY TEI FUND, L.L.C. a Delaware limited liability company (the "Fund"), and ROBECO SECURITIES, L.L.C., a Delaware limited liability company (the "Distributor").

                                   WITNESSETH:

     WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"), as a closed-end, non-diversified management investment company;

     WHEREAS, the Fund is authorized to issue units of limited liability company interests in the Fund ("Units") pursuant to the Fund's registration statement on Form N-2, as it may be amended or supplemented from time to time (the "Registration Statement");

     WHEREAS, the Distributor is a securities firm engaged in the business of selling interests of investment companies either directly to purchasers or through other securities dealers; and

     WHEREAS, the Fund and the Distributor wish to enter into an agreement with each other with respect to the offering of the Fund's Units.

     NOW THEREFORE, the parties agree as follows:

     Section 1. APPOINTMENT OF THE DISTRIBUTOR; OFFERING

          (a) Subject to the terms and conditions of this Agreement, the Fund hereby appoints the Distributor as its non-exclusive distributor in connection with the distribution of the Units, and the Distributor hereby accepts such appointment.

          (b) The Distributor agrees to use its reasonable best efforts to offer and sell Units to investors that the Distributor reasonably believes meet the eligibility requirements set forth in the Registration Statement and to use all reasonable efforts to assist the Fund in obtaining performance by each prospective investor who submits a Investor Certificate (as defined below).

          (c) Unless otherwise agreed by the parties hereto, Robeco Investment Management, Inc., the Fund's investment adviser (the "Investment Adviser"), or SEI Investments Global Funds Services, the Fund's administrator (the "Administrator") shall be responsible for reviewing each investor certificate ("Investor Certificate") to confirm that it has been completed in accordance with the instructions thereto. The Fund, the Investment Adviser or the Administrator, in its or their sole discretion, may return to the Distributor any Investor Certificate that is not completed to its or their satisfaction and the Fund shall be under no obligation to accept any Investor Certificate.

          (d) The Distributor acknowledges that Units will be offered and sold only as set forth in the Registration Statement and the Fund's Limited Liability Company Agreement.

          (e) The Fund may suspend or terminate the offering of the Units at any time as to specific classes of investors (if such separate classes are established), as to specific jurisdictions or otherwise. Upon notice to the Distributor of the terms of such suspension or termination, the Distributor shall suspend solicitation of purchases of Units in accordance with such terms until the Fund notifies the Distributor that such solicitation may be resumed.

          (f) It is acknowledged and agreed that the Distributor is not obligated to sell any specific number of Units or to purchase any Units for its own account. The Fund shall be entitled to appoint additional distributors.

     Section 2. AGENCY In offering Units, the Distributor shall act solely as an agent of the Fund and not as principal.

     Section 3. DUTIES OF THE FUND

          (a) The Fund shall take, from time to time, but subject always to any necessary approval of the Board of Managers of the Fund or of the members of the Fund (the "Members"), all necessary action to fix the number of authorized Units and such steps as may be necessary to register the same under the Securities Act of 1933, as amended (the "Securities Act"), to the end that there will be available for sale such number of Units as the Distributor reasonably may be expected to sell.

          (b) For purposes of the offering of Units, the Fund will furnish to the Distributor copies of the Registration Statement, including the prospectus contained therein, the Investor Certificate and any other documentation for use in the offering of Units. Additional copies of such documents will be furnished to the Distributor at no cost to the Distributor in such numbers as reasonably requested. The Distributor is authorized to furnish to prospective investors only such information concerning the Fund and the offering as may be contained in the Registration Statement, the Fund's formation documents, or any other documents (including sales material), if approved by the Fund.

          (c) The Fund shall furnish to the Distributor copies of all financial statements of the Fund which the Distributor may reasonably request for use in connection with its duties hereunder, and this shall include, upon request by the Distributor, one certified copy of all financial statements prepared for the Fund by independent public accountants.

          (d) The Fund shall use its best efforts to qualify and maintain the qualification of the Units for sale under the securities laws of such jurisdictions as the Distributor and the Fund may approve. Any such qualification may be withheld, terminated or withdrawn by the Fund at any time in its discretion. The expense of qualification and maintenance of qualification shall be borne by the Fund. The Distributor shall furnish such information and other material relating to its affairs and activities as may be required by the Fund in connection with such qualification.

          (e) The Fund will furnish, in reasonable quantities upon request by the Distributor, copies of annual and interim reports of the Fund.

          (f) The Fund will furnish the Distributor with such other documents as it may reasonably require, from time to time, for the purpose of enabling it to perform its duties as contemplated by this Agreement.

     Section 4. DUTIES OF THE DISTRIBUTOR

          (a) The Distributor shall devote reasonable time and effort to its duties hereunder. The services of the Distributor to the Fund hereunder are not to be deemed exclusive and nothing herein contained shall prevent the Distributor from entering into like arrangements with other investment companies so long as the performance of its obligations hereunder is not impaired thereby.

          (b) In performing its duties hereunder, the Distributor shall use its best efforts in all respects to duly conform with the requirements of all applicable laws relating to the sale of securities.

          (c) The Distributor shall adopt and follow procedures, as approved by the officers of the Fund, for the confirmation of sales to investors and Selected Dealers (as defined below), the collection of amounts payable by investors and Selected Dealers on such sales, and the cancellation of unsettled transactions, as may be necessary to comply with the requirements of the Financial Industry Regulatory Authority, Inc. ("FINRA"), as such requirements may from time to time exist.

     Section 5. SELECTED DEALER AGREEMENTS

          (a) The Distributor shall have the right to enter into selected dealer agreements (substantially in the form included in SCHEDULE A) with the securities dealers listed in SCHEDULE B or such other securities dealers deemed by the Distributor to be well positioned to sell Units ("Selected Dealers"); provided that the Distributor shall periodically inform the Fund's Board of Managers of its entrance into a selected dealer agreement. Units sold to Selected Dealers shall be for resale by such dealers only. Notwithstanding the foregoing, the Distributor may enter into a selected dealer agreement that is materially different than the form included in SCHEDULE A so long as the Distributor receives the prior written consent of the Fund's Board of Managers, including a majority of the managers who are not "interested persons," as such term is defined by the Investment Company Act, of the Fund.

          (b) Within the United States, the Distributor shall offer and sell Units only to such Selected Dealers as are members in good standing of FINRA.

     Section 6. FEES

          (a) The Distributor or Selected Dealers may, in their discretion, impose a sales load to each investor on the purchase price of its Units of up to 2.0% as specified in the Registration Statement upon acceptance of the investor's purchase of Units by the Investment Adviser or Administrator; provided that the Distributor or Selected Dealer shall have the authority to adjust or waive the sales load in particular cases, each in its sole discretion, in consultation with the Fund, the Investment Adviser or the Administrator and as generally described in the Registration Statement.
Pursuant to limitations imposed by FINRA, the Distributor and Selected Dealers shall cap the sales load it receives from investors at 2% of the total proceeds proposed to be received by the Fund in respect of Sales of Units registered under the Fund's Registration Statement.

          (b) As additional compensation for the sale and marketing of Units, the Fund will pay the Distributor an ongoing quarterly fee at an annualized rate of 0.85% of the net assets of the Fund during the calendar quarter, after adjustments for any purchases and repurchases of Units effective on that date, which will be due and payable in arrears within 5 business days after the end of such quarter (the "Distribution Fee"). The Distribution Fee, in the aggregate, shall not exceed, 5.1% of the total proceeds proposed to be received by the Fund in respect of sales of Units registered under the Fund's Registration Statement. In addition, payments of the Distribution Fee and any member servicing fees (made pursuant to a separate member servicing agreement between the Fund and the Distributor), in the aggregate, shall not exceed 6.0% of the total proceeds proposed to be received by the Fund in respect of sales of Units registered under the Fund's Registration Statement.

          (c) Parties understand and agree that, pursuant to limitations imposed by FINRA, no payments will be made to the Distributor and any other FINRA member exceeding, in the aggregate, 8% of the total proceeds proposed to be received by the Fund in respect of sales of Units registered under the Fund's Registration Statement.

     Section 7. PAYMENT OF EXPENSES

          (a) The Fund shall bear all of its own costs and expenses, including fees and disbursements of its counsel and auditors, in connection with the preparation and filing of any required registration statements under the Investment Company Act, and all amendments and supplements thereto, and in connection with any fees and expenses incurred with respect to any filings with FINRA and preparing and mailing annual and interim reports and proxy materials to members (including but not limited to the expense of setting in type any such registration statements, or interim reports or proxy materials).

          (b) The Fund shall bear any cost and expenses of qualification of the Units for sale pursuant to this Agreement and, if necessary or advisable in connection therewith, of qualifying the Fund as a broker or dealer in such states of the United States or other jurisdictions as shall be selected by the Fund and the Distributor and the cost and expenses payable to each such state for continuing qualification therein until the Fund decides to discontinue such qualification.

          (c) After the prospectuses and annual and interim reports have been prepared and set in type, the Distributor shall bear the costs and expenses of printing and distributing any copies thereof which are to be used in connection with the offering of Units to Selected Dealers or investors pursuant to this Agreement. The Distributor shall bear the costs and expenses of preparing, printing and distributing any other literature used by the Distributor or furnished by it for use by Selected Dealers in connection with the offering of the Units for sale to the public and any expenses of advertising incurred by the Distributor in connection with such offering.

     Section 8. INDEMNIFICATION

          (a) The Fund shall indemnify and hold harmless the Distributor and each person, if any, who controls the Distributor, against any loss, liability, claim, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damage or expense and reasonable counsel fees incurred in connection therewith), as incurred, arising by reason of any person acquiring any Units, which may be based upon the Securities Act, or on any other statute or at common law, on the ground that any registration statement or other offering materials, as from time to time amended and supplemented, or an annual or interim report to Members of the Fund, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, unless such statement or omission was made in reliance upon, and in conformity with, information furnished to the Fund in connection therewith by or on behalf of the Distributor; PROVIDED, HOWEVER, that in no case (i) is the indemnity of the Fund in favor of the Distributor and any such controlling persons to be deemed to protect the Distributor or any such controlling persons thereof against any liability to the Fund or its Members to which the Distributor or any such controlling persons would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of their duties or by reason of the reckless disregard of their obligations and duties under this Agreement; or (ii) is the Fund to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against the Distributor or any such controlling persons, unless the Distributor or such controlling persons, as the case may be, shall have notified the Fund in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim or claims that have been served upon the Distributor or such controlling persons (or after the Distributor or such controlling persons shall have received notice of such service on any designated agent), but failure to notify the Fund of any such claim shall not relieve it from any liability which it may have to the person against whom such action is brought otherwise than on account of its indemnity agreement contained in this paragraph. The Fund will be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such liability, but if the Fund elects to assume the defense, such defense shall be conducted by counsel chosen by it and satisfactory to the Distributor, or such controlling person or persons of the Distributor. In the event the Fund elects to assume the defense of any such suit and retain such counsel, the Distributor, or such controlling person or persons of the Distributor, shall bear the fees and expenses, as incurred, of any additional counsel retained by them, but in case the Fund does not elect to assume the defense of any such suit, it will reimburse the Distributor, or such controlling person or persons of the Distributor, for the reasonable fees and expenses, as incurred, of any counsel retained by them. The Fund shall promptly notify the Distributor of the commencement of any litigation or proceedings against it or any of its officers or Managers in connection with the issuance or sale of any of the Units.

          (b) The Distributor shall indemnify and hold harmless the Fund and each of its Managers and officers and each person, if any, who controls the Fund against any loss, liability, claim, damage or expense, as incurred, described in the foregoing indemnity contained in subsection (a) of this Section 8 but only with respect to statements or omissions made in reliance upon, and in conformity with, information furnished to the Fund in writing by or on behalf of the Distributor for use in connection with the Registration Statement or other offering materials, as from time to time amended, or the annual or interim reports to Members. In case any action shall be brought against the Fund or any person so indemnified, in respect of which indemnity may be sought against the Distributor, the Distributor shall have the rights and duties given to the Fund, and the Fund and each person so indemnified shall have the rights and duties given to the Distributor by the provisions of subsection (a) of this Section 8.

     Section 9. DURATION AND TERMINATION OF THIS AGREEMENT

          (a) This Agreement shall become effective as of the date first above written and shall remain in force for two years thereafter and thereafter continue from year to year, but only so long as such continuance is specifically approved at least annually (i) by the Managers or by the vote of a majority of the outstanding voting securities of the Fund and (ii) by the vote of a majority of those Managers who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

          (b) This Agreement may be terminated at any time, without the payment of any penalty, by the Managers or by vote of a majority of the outstanding voting securities of the Fund, or by the Distributor, on sixty days' written notice to the other party. This Agreement shall automatically terminate in the event of its assignment.

          (c) The terms "vote of a majority of the outstanding voting securities," "assignment," and "interested person," when used in this Agreement, shall have the respective meanings specified in the Investment Company Act.

          (d) In the event the offering of Units is terminated, the Distributor will not be entitled to unrecovered compensation (except for out-of-pocket expenses).

     Section 10. AMENDMENTS OF THIS AGREEMENT This Agreement may be amended by the parties only if such amendment is specifically approved (i) by the Managers or by the vote of a majority of outstanding voting securities of the Fund and
(ii) by the vote of a majority of those Managers who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

     Section 11. GOVERNING LAW The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect and the applicable provisions of the Investment Company Act. To the extent that the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written. This Agreement may be executed by the parties hereto in any number of counterparts, all of which shall constitute one and the same instrument.



                                     ROBECO-SAGE MULTI-STRATEGY TEI FUND, L.L.C.



                                     By:  __________________________________
                                          Name:
                                          Title:


                                     ROBECO SECURITIES, L.L.C.



                                     By:  __________________________________
                                          Name:
                                          Title:

                                   SCHEDULE A

                            SELECTED DEALER AGREEMENT

Ladies and Gentlemen:

          The undersigned distributor (the "Distributor" or "us" or "we"), which is a member firm of the Financial Industry Regulatory Authority, Inc. ("FINRA"), has an agreement with Robeco-Sage Multi-Strategy TEI Fund, L.L.C. (the "Fund"), pursuant to which it acts as the distributor for the sale of units of limited liability company interests in the Fund ("Units").

          The Fund is a closed-end registered management investment company established as a limited liability company under the laws of the State of Delaware. Units are intended to be offered and sold by the Fund only to persons who are "qualified clients" as defined in Rule 205-3 under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and as described in the Fund's prospectus, as amended or supplemented from time to time (the "Prospectus"). We have delivered or will deliver to the undersigned broker-dealer (the "Selling Dealer" or "you"), for delivery to prospective purchasers of Units, copies of the Prospectus, the investor certification (the "Investor Certification"), the organizational documents and other relevant written information approved and furnished by the Fund for use by such prospective purchasers in connection with their purchase of Units (collectively, the "Offering Documents").

          We hereby appoint you as a selling dealer with respect to the offering of Units, and you hereby accept such appointment, upon the following terms and conditions:

     1. You agree on a non-exclusive basis to use reasonable efforts to solicit and receive offers to purchase Units upon the terms and conditions set forth in this Agreement and the Prospectus.

     2. Orders received from you will be accepted through us only at the public offering price applicable to each order, as set forth in the Prospectus. The procedure relating to the handling of orders shall be subject to the terms of this Agreement and instructions that we or the Fund shall forward from time to time to you. All orders are subject to acceptance or rejection by the Distributor or the Fund in the sole discretion of either, provided that upon any such rejection the Distributor or the Fund, as the case may be, shall immediately advise you of such rejection. The minimum initial and subsequent purchase requirements are as set forth in the Prospectus.

     3. (a) You agree to provide the distribution and member services specified in Annex A.

          (b) In connection with the services you agree to provide, we agree to pay to you the compensation specified in ANNEX B; provided, however, that in no event shall we be required to pay any amounts in excess of the member servicing and Distribution Fees actually charged to such investor or paid by the Fund to us. If there is any conflict between a term of ANNEX B and a term of the Prospectus, the term in the Prospectus shall prevail. We represent that there is currently no conflict between a term of ANNEX B and a term of the Prospectus.

     4. (a) You agree that any Units shall be offered and sold only in accordance with the terms and conditions set forth in this Agreement and each of the Offering Documents.

          (b) You will only: (1) solicit offers to purchase Units from persons that you reasonably believe to be "qualified clients" as defined in Rule 205-3 under the Advisers Act; (2) submit Investor Certifications to us on behalf of prospective investors who you have determined, after reasonable inquiry, to be "qualified clients"; and (3) solicit and receive offers to purchase Units (i) only in the jurisdictions in which you and your employees maintain all licenses and registrations necessary under applicable law and regulations (including the rules of FINRA) to provide the services required to be provided by you under this Agreement and (ii) in compliance with applicable state securities or Blue Sky laws. You shall comply with all applicable laws, rules or regulations in connection with your activities under this Agreement.

          (c) You agree that: (1) you have established or will establish reasonable procedures regarding the qualification of prospective investors as "qualified clients" as defined in Rule 205-3 under the Advisers Act; (2) you will keep records (and make them available to us promptly upon request) of the information you relied on in concluding that a prospective investor in the Fund is a "qualified client" as defined in Rule 205-3 under the Advisers Act; (3) you will prohibit the creation or use of offering materials for distribution to or use by prospective purchasers of Units, other than the Offering Documents furnished by the Fund; and (4) you have established or will establish reasonable procedures to ensure that the offering of Units by you is made only in accordance with clauses (1) through (3) of this Section 4(c).

          (d) You shall not place orders for any Units unless you have already received purchase orders for such Units from your customers at the applicable public offering price and subject to the terms of this Agreement, and the Prospectus.

          (e) You agree to deliver to each of your customers making purchases a copy of the relevant then current Offering Documents prior to the time of offering or sale. Subject to receipt of such material from Distributor, you agree thereafter to deliver to such investors copies of the annual and interim reports, and proxy solicitation and tender offer materials of the Fund. You further agree to endeavor to obtain proxies from such purchasers and forward such proxies to the Fund. Additional copies of the Prospectus, annual or interim reports, and proxy solicitation and tender offer materials of the Fund will be supplied to you in reasonable quantities upon request.

          (f) You represent that you are a broker-dealer registered under the Securities Exchange Act of 1934, as amended, and a member in good standing with FINRA. You agree to notify us immediately if you cease to be registered or licensed as a broker or dealer, or fail to be a member in good standing of FINRA. In connection with the offer, sale, redemption or tender of Units, you agree to comply with all applicable interpretations and guidance from FINRA and with all the applicable Federal and State securities laws. You agree to promptly advise the Distributor if you receive notice of any investor complaint, litigation initiated or threatened, or communication by a regulatory authority which relates to the Fund or to a transaction in Units by you, and you agree to provide us information and documentation thereon as we may reasonably request, subject to confidentiality obligations and proprietary rights.

          (g) You agree to promptly notify us if you are not now a member of the Securities Investor Protection Corporation or its successor ("SIPC"), or if at any time during the term of this Agreement you cease being a member of SIPC.

          (h) You hereby certify that you have established and maintain an anti-money laundering ("AML") program that includes written policies, procedures and internal controls reasonably designed to identify your clients and have undertaken appropriate due diligence efforts to "know your customers" in accordance with all applicable anti-money laundering regulations in your jurisdiction including, where applicable, the USA PATRIOT Act of 2001 (the "Patriot Act"). You represent and warrant that any money contributed to the Fund by or on behalf of an investor introduced by you, will not be directly or indirectly derived from activities that may contravene U.S. federal, state and international laws and regulations including anti-money laundering laws and that any investor introduced to the Fund by you shall not be a person or entity listed in Executive Order 13224, Blocking Terrorist Property And Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, or the Annex thereto, as published at http://www.treas.gov/terrorism.html. You further confirm that you will monitor for suspicious activity in accordance with the requirements of the Patriot Act. You agree to provide us with such information as we may reasonably request, including but not limited to the filling out of questionnaires, attestations and other documents, to enable us to fulfill our obligations under the Patriot Act, and, upon our request. Upon filing a Section 314 notice you agree to forward a copy to us, and further agree to comply with all applicable requirements under the Patriot Act and applicable implementing regulations concerning the use, disclosure, and security of any information that is shared.

          (i) You acknowledge that the Distributor is subject to the privacy regulations under Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. ss. 6801 et seq., pursuant to which regulations the Distributor is required to obtain certain undertakings from the Selling Dealer with regard to the privacy, use and protection of nonpublic personal financial information of the Distributor's clients or prospective clients. Therefore, notwithstanding anything to the contrary contained in this Agreement, the Selling Dealer agrees that: (1) it shall not disclose or use any Client Data except to the extent necessary to carry out its obligations under this Agreement and for no other purpose; (2) it shall not disclose Client Data to any third party, including, without limitation, its third party service providers without the prior consent of the Distributor and an agreement in writing from the third party to use or disclose such Client Data only to the extent necessary to carry out the Selling Dealer's obligations under this Agreement and for no other purposes; (3) it shall maintain, and shall require all third parties approved under subsection (2) to maintain, effective information security measures to protect Client Data from unauthorized disclosure or use; and (4) it shall provide the Distributor with information regarding such security measures upon the reasonable request of the Distributor and promptly provide the Distributor with information regarding any failure of such security measures or any security breach related to Client Data. The obligations set forth in this Section shall survive termination of the Agreement. For the purposes of this Agreement, Client Data means the nonpublic personal information (as defined in 15 U.S.C. ss. 6809(4)) of the Distributor's clients or prospective clients (and/or the Distributor's parent, affiliated or subsidiary companies) received by the Selling Dealer in connection with the performance of its obligations under the Agreement, including, but not limited to: (i) an individual's name, address, e-mail address, IP address, telephone number and/or social security number; (ii) the fact that an individual has a relationship with the Distributor and/or its parent, affiliated or subsidiary companies; or (iii) an individual's account information.

          (j) You shall not pay any commission, fee or other remuneration to any person or entity (other than an employee) for soliciting any potential investor in the Fund except pursuant to an arrangement which is approved by the Fund in advance of such solicitation.

     5. (a) You shall indemnify and hold harmless the Distributor, the Fund and each person affiliated with the Distributor or the Fund, and their respective officers, directors, employees, partners and shareholders from and against any loss, liability, claim, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damage or expense and reasonable counsel fees incurred in connection therewith), as incurred, arising in connection with your violation of any of the provisions of this Agreement, provided, however, that in no case is the foregoing indemnity to be deemed to protect the Distributor or any such affiliated persons, officers, directors, shareholders, partners or employees thereof against any liability to the Fund or its security holders to which the Distributor or any such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of their duties or by reason of the reckless disregard of their obligations and duties under this Agreement.

          (b) We shall indemnify and hold harmless you, your affiliates and directors, officers and employees of your affiliates from and against any loss, liability, claim, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damage or expense and reasonable counsel fees incurred in connection therewith), as incurred, arising in connection with (i) our violation of any of the provisions of this Agreement, (ii) our violation of any applicable law, rule or regulation, and
(iii) any untrue statement of a material fact or any omission of a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading in any registration statement, prospectus, statement of additional information, annual or other periodic report or proxy statement of the Fund or in any advertising or promotional material published or provided by us or any of our agents; provided, however, that in no case is the foregoing indemnity to be deemed to protect you, your affiliates and directors, officers and employees of your affiliates against any liability to which you or any such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties or by reason of the reckless disregard of your obligations and duties under this Agreement.

          (c) The provisions of this Section 5 shall survive termination of this Agreement.

     6. As a selling dealer, you are hereby authorized: (1) to place orders directly with the Fund for Units to be sold to your customers subject to the applicable terms and conditions governing the placement of orders and subject to the compensation provisions set forth in this Agreement and the Prospectus, and
(2) to arrange for the redemption or tender of Units by your customers directly to the Fund or their tender agent or agent for redemption subject to the applicable terms and conditions set forth in this Agreement, the Prospectus and the applicable tender offer.

     7. Distributor reserves the right to reject any purchase orders for any reason and without notice to you, provided that upon any such rejection, Distributor shall immediately advise you of the reason for such rejection.

     8. Payment for Units purchased by your customers shall be made on the settlement date specified in the confirmation by Federal Funds wire. If such payment is not received by us, we reserve the right, without notice, to cancel the purchase, and we may hold you responsible for any direct loss suffered by us or by the Fund resulting from your failure to make payment as aforesaid.

     9. If any Units sold to your customers under the terms of this Agreement are repurchased by the Fund or by us for the account of the Fund or are tendered for redemption within seven business days after the date of the confirmation of the original purchase, it is agreed that you shall forfeit your right to, and refund to us, any compensation received by you on such Units.

     10. No person is authorized to make any representations concerning Units except those contained in the Prospectus. In making Units available to your customers you shall rely solely on the representations contained in the Prospectuses and supplemental information above mentioned. Any information that we furnish to you other than the Prospectus, periodic reports and proxy solicitation and tender offer material is our sole responsibility and not the responsibility of the Fund, and you agree that the Fund shall not have any liability or responsibility to you in these respects unless expressly assumed in connection therewith. You shall not furnish to any person any information relating to the Units that is inconsistent in any respect with the information contained in the Prospectus. You shall not use through the internet or otherwise any sales literature or advertisement regarding the Fund without our prior written consent, unless it is solely a listing of product offerings or has been provided by us for such purpose.

     11. We reserve the right in our discretion, without notice, to suspend sales or withdraw the offering of Units entirely or to certain persons or entities in a class or classes specified by us, provided that upon any such suspension or withdrawal we shall immediately advise you of such suspension or withdrawal, or in our sole discretion upon 60 days' notice, to modify or amend this Agreement. Each party hereto has the right to cancel this agreement upon notice to the other party. Cancellation will not affect any outstanding order or transaction, any provision of this Agreement intended to survive cancellation, or any legal right or obligations which may have arisen prior to cancellation.

     12. We shall have full authority to take such action as we may deem advisable in respect of all matters pertaining to the offering of the Units. Nothing contained in this paragraph is intended to operate as, and the provisions of this paragraph shall not in any way whatsoever constitute, a waiver by either party of compliance with any provision of the Securities Act of

1933, as amended, the Advisers Act, or of the rules and regulations of the Securities and Exchange Commission issued thereunder.

     13. The parties agree to keep the existence and the terms of this Agreement confidential and not to disclose such terms unless they are made public other than due to a breach of this Section 13 by the affected party or as required by law in which case the affected party shall give the other parties as is reasonably practicable the right to contest such law and/or limit the scope of the required disclosure. The Selling Dealer agrees that neither it nor any of its affiliates shall publicly disparage the Fund, the Distributor or any of their respective affiliates.

     14. We will inform you as to the States in which notifications of the intention to sell Units have been duly filed or where no such notification is required, but we assume no responsibility or obligation as to your right to sell Units in any jurisdiction. Units may only be offered or sold to U.S. persons in States where notifications regarding the Units have been duly filed or where no such notifications are required.

     15. All representations, warranties and agreements contained in this Agreement or contained in certificates of any party hereto submitted pursuant hereto shall remain operative and in full force and effect, regardless of any investigation made by, or on behalf of, either party or any person who controls any of the foregoing and shall survive delivery and be restated and reaffirmed as of the placement of each order under this Agreement.

     16. All communications to us should be sent to the address below. Any notice to you shall be duly given if mailed or faxed to you at the address specified by you below.

     17. Nothing in this Agreement shall limit our right to make other arrangements with respect to the Units with any person, including the appointment of other selling dealers.

     18. No provision of this Agreement shall be construed in favor of or against any party by reason of the extent to which any such party, its affiliates or their respective employees or counsel participated in the drafting thereof.

     19. This Agreement represents the entire agreement between the parties and supersedes any prior agreement entered into by the parties hereto (or their respective predecessors) with respect to the Units. In the event that any provision hereof is held to be invalid or unenforceable by any court of competent jurisdiction, such invalidity shall be limited to the jurisdiction in question, and such invalidity to the extent so held by such court. For the avoidance of doubt, the decision of a given court having jurisdiction over a given premises that any provision hereof is invalid or unenforceable shall have no effect whatsoever in respect of any such premises.

     20. This Agreement shall be governed by the laws of the State of New York without reference to conflicts of law principles.

         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date written below.




                                            Robeco Securities, L.L.C.


                                            By: _______________________________
                                            Title:_____________________________


                                            Accepted:


                                            -----------------------------
                                            (authorized signature)

                                            Firm Name:
                                            Print Name:
                                            Title:
                                            Address:

                                            Date:  ____________________________


Please return TWO signed originals
of this agreement by US Mail and a copy by fax to:

Robeco Securities, L.L.C.
909 Third Avenue
New York, New York  10022
Attn:

                                     ANNEX A


     You agree to market and sell Units as well as provide the following member services:

     (i) handling inquiries from Members regarding the Fund, including but not limited to questions concerning their investments in the Fund, and reports and tax information provided by the Fund;

     (ii) assisting in the enhancement of communications between Members and the Fund;

     (iii) notifying the Fund of any changes to Member information, such as changes of address; and

     (iv) providing such other information and member services as may be reasonably requested by us.

                                     ANNEX B

     1. You shall be entitled to charge an upfront sales load of up to 2% of an investor's investment amount.

     2. In addition, you shall be entitled to a fee, to be paid by us, at the annual rate of [ ]% of the amount of Units purchased by investors you introduce to the Fund. The fee shall be calculated monthly and paid quarterly based upon the average month-end value of Units held by customers during the quarter, and shall be payable as soon as reasonably practicable, but not later than 45 days, after the end of such quarter.

     The parties understand and agree that, pursuant to limitations imposed by
FINRA:

     (i) No sales load may be charged to investors if the total sales loads paid to any FINRA member exceed, in the aggregate, 2% of the total proceeds proposed to be received by the Fund in respect of sales of Units registered under the Fund's current registration statement on Form N-2 (the "Offering Proceeds").

     (ii) No distribution fee will be paid to you under this Agreement to the extent that payment of distribution fees made to any FINRA member exceed, in the aggregate, 5.1% of the Offering Proceeds. No member servicing fee will be paid to you under this Agreement to the extent that payment of member servicing fees made to any FINRA member exceed, in the aggregate, 0.9% of the Offering Proceeds. For the avoidance of doubt, distribution fees and member servicing fees, in the aggregate, will not exceed 6.0% of the Offering Proceeds.

     (iii) No payments will be made to you under this Agreement to the extent payments made to any FINRA member exceed, in the aggregate, 8% of the Offering Proceeds.

                                   SCHEDULE B

Bank of America

Bear Stearns

Charles Schwab

CIBC

ClearPath Wealth Management

JP Morgan

LPL Financial Services

Merrill Lynch

Morgan Stanley

NFP (National Financial Partners)

Raymond James

RDM Investment Services

Smith Barney

Thomas Weisel

UBS

US Trust

Wachovia

Wells Fargo Investments LLC

William Blair & Co.


                                       16